EXHIBIT 1

EXHIBIT 1
TRANSLATION FROM PORTUGUESE

ARTICLES OF ASSOCIATION OF BANCO ESPÍRITO SANTO,
SOCIEDADE ANÓNIMA

CHAPTER I

NAME, HEAD OFFICE, DURATION AND
CORPORATE PURPOSE

Article One

1.	The company takes the name BANCO ESPÍRITO SANTO, SOCIEDADE ANÓNIMA.

2.	The company’s activities are governed by these articles of association, the general legislation on sociedades anónimas and by the specific rules, which in light of company’s corporate purpose may apply.

Article Two

1.	The Company’s Registered Office is placed at Avenida da Liberdade 195, Parish of Coração de Jesus, Lisbon.

2.	The Board of Directors, after consulting with the Board of Auditors, has powers to relocate the Registered Office into any other area within the same borough or into any other borough in a surrounding district.

3.	The relocation of the Registered Office into an area that is not specified in the preceding number must be decided at a General Meeting of Shareholders.

4.	The Board of Directors, after consulting with the Board of Auditors, has powers to establish and to close down anywhere in or outside Portugal, branches, agencies, offices, city branches or other local representative offices.

Article Three

1.	The corporate purpose of the company is to perform all banking industry-related activities.

2.	The company may join corporate groups undertaking interrelated activities and European groups deemed to be of interest in terms of economy, as well as acquire at the beginning or at a later time, shares or stakes in limited liability companies, whatever their corporate purpose and regardless the fact they may be liable to specific laws.

Article Four

The company will last for an indefinite period.

CHAPTER II

Share Capital and Shares

Article Five

The capital, fully paid up, totals one thousand five hundred million euros and is represented by three hundred million shares of a face value of 5 euros each.

Article Six

The shares are in the form of book entry and follow the regime of nominative shares.

Article Seven

1.	Upon recommendation by the Board of Directors, the General Meeting of the Company may, in accordance with the terms of the applicable legislation, authorise the company to issue preference shares without voting rights, as well as redeemable shares, with or without voting rights, while defining the way how the relative priority dividend can be calculated.

2.	Depending on the resolution adopted by the General Meeting, capital increases through capitalization of reserves may involve the issue of preference shares, without voting power, in a number proportional to the similar existing ones, to be distributed exclusively among the holders of the existing shares.

3.	The preference shares without voting rights may, on issue, be subject to redemption at a date specified by the General Meeting.

4.	Redeemable shares will be redeemed at the nominal value or with the premium established by the General Meeting.

Article Eight

The company may acquire its own shares in the cases permitted by law.

Article Nine

1.	The Company may only issue bonds convertible into shares with the approval of the General Meeting, upon recommendation of the Board of Directors.

2.	Following resolution adopted by the Board of Directors, the company may issue bonds not convertible into shares.

3.	The bonds issued by the company may carry any type of interest or reimbursement permitted by the law.

CHAPTER III

Statutory Bodies

Article Ten

1.	The company’s statutory bodies are the General Meeting of Shareholders, the Board of Directors and the Board of Auditors.

2.	Should there be more than one type of shares, law settlements concerning relating special Meetings will be applied.

SECTION I

General Meeting of Shareholders

Article Eleven

1.	The General Meeting of Shareholders, is composed of all shareholders with a voting right who fulfil the requirements set out in the following numbers:

2.	The Meeting can only be attended by the holders of nominal shares which have been inscribed in their names or, in the case of book entry shares, recorded in their names, no later than 15 business days prior to the date of the meeting.

3.	Each block of 100 shares represent one vote. However, those shareholders who own less than 100 shares, may pool their shares in accordance with the provisions of the law.

4.	Until the fifth business day prior to the meeting, those shareholders who may wish to nominate proxies should, under the provisions of the law, hand over to the company the relevant representation documents. Those shareholders who are companies should also indicate their proxies. The Chairman of the Board of the Meeting may authorize the participation in the Meeting of the proxies who have not been appointed within the above time period if he thinks that such decision will cause no inconvenience to the work sessions during the Meeting.

5.	The shareholders without right of vote and the holders of bonds are not allowed to attend the General Meeting.

Article Twelve

1.	The Board of the General Meeting is composed of one Chairman, one Vice Chairman and one Secretary.

2.	The members of the board of the general meeting are elected for four-year periods and may be re-elected. The members of the board of the general meeting may be shareholders or people outside the company.

Article Thirteen

1.	The General Meeting of Shareholders is convened in conformity with the terms and within the minimum period of time prescribed by law. However, the holders of nominal shares residing abroad shall also be notified by means of a registered letter mailed to the address furnished to the company for that purpose.

2.	The notice of call will contain information on the requirements to be met permitting the participating in the meeting, as is set out in paragraphs 2, 3 and 4 of Article Eleven, as well as other conditions which, given the purposes of the company, are also applicable.

Article Fourteen

The powers of the General Meeting of Shareholders are those established by law and these articles.

Article Fifteen

1.	The General Meeting of Shareholders may not be held on first call when shareholders holding at least 50 per cent of the share capital are not present or represented.

2.	The General Meeting may be held on second call to pass resolutions regardless the number of shareholders who may be present or represented and the capital represented by them.

3.	Without prejudice to the provisions of paragraph 4 below, resolutions may be validly passed at the General Meeting when cast by a majority of votes in favour.

4.	Resolutions on changes in the articles of association, merger, spin-off, transformation or winding-up of the company and other matters for which the law requires a qualified majority, without a specific percentage, will only be deemed to be validly passed when approved by two thirds of the votes expressed, whether the Meeting is held on first or second call.

SECTION II

Board of Directors

Article Sixteen

1.	The Board of Directors is composed of an odd number of members, which may vary from eleven to thirty one members.

2.	The General Meeting will set out the number of members of the Board of Directors. If no specific resolution is passed, the number of members elected is considered to be the number set.

Article Seventeen

The members of the Board of Directors may be shareholders or outsiders and are elected by the General Meeting of Shareholders for four-year periods. Their re-election is allowed.

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Article Eighteen

1.	The Board of Directors shall appoint one of its members as Chairman. The Chairman of the Executive Committee will replace the Chairman during his absence or in case an impediment arises.

2.	The Board of Directors may as well elect one, two or three of its Members to assume the Vice Chairman functions.

3.	The Board of Directors has powers to freely replace the Chairman and the Vice-Chairman.

4.	In the case of absence or definite impediment of any member of the Board, its substitute will be co-opted by the Board of Directors. The mandate of the Member so elected will expire at the end of the office period for which the replaced Member had been elected.

Article Nineteen

The powers of the Board of Directors are those settled down by law and by these articles of association. The Board of Directors represents the company in and outside the court and has full management authority. The Board can adopt resolutions about matters linked to the management of the company and can also admit, give up or come to an agreement over any legal disputes and to commit in arbitration issues.

Article Twenty

1.	The Board of Directors will hold a meeting at least every three months; and whenever the Chairman or two Members of the Board so decide.

2.	The members of the Board of Directors may be notified by letter or in any other means permitted by law.

3.	The Board of Directors may set dates or the frequency of its ordinary meetings. In this case, there is no need to call a meeting under the terms specified in the preceding paragraph.

4.	The Board of Directors may only pass resolutions when the majority of its members is present or represented.

5.	The Board of Directors resolutions will be valid when approved by the majority of the members present or represented. Should there be an equality of votes, the Chairman will have the casting vote.

6.	A Member of the Board of Directors may be represented at a meeting of the Board of Directors by another Member of the Board. The Chairman should be notified by means of a letter addressed to him. Each document concerning the delegation of powers may only be used once.

Article Twenty-one

1.	The Board of Directors may designate one particular member, or several members, to assume the responsibility for some areas of management.

2.	An Executive Committee, composed of eleven, thirteen or fifteen Members of the Board will be entrusted with the ordinary management of the company. The Chairman of this Executive Committee will be elected by the Board of Directors. The functions performed by the Executive Committee will be ruled by the provisions of the Article Twenty, with the appropriate amendments.

Article Twenty-two

The company is bound:

	a.	by the Chairman of the Board of Directors, together with the Chairman of the Executive Committee.

	b.	by one Vice-Chairman of the Board of Directors together with the Chairman of the Executive Commission.

	c.	by two Members of the Board belonging to the Executive Committee.

	d.	by attorneys of the company in accordance with the limited powers granted upon them.

Article Twenty-three

1.	The fixed remuneration of the Members of the Board, which may not be the same for all members, will be established by the General Meeting of Shareholders or by a Remuneration Committee.

2.	The Remuneration Committee will be composed of three shareholders elected by the General Meeting for four-year periods, and these shareholders may be re-elected.

3.	The fixed remuneration may be increased by a percentage of the profit produced by the company, which will be established by the General Meeting. In this case, the total percentage reserved for the Members of the Board must not exceed one percent of the net profits of the financial year.

Article Twenty-four

1.	The Members of the Board, under the provisions of the numbers that follow, will be entitled to receive old age or disability pensions or any pension complement which will be paid by the company.

2.	Those directors who were elected prior to April 20, 1992 will keep the retirement rights that had been previously established.

3.	The Members of the Board who were elected on April 20, 1992 or on any date thereafter will only have the right to receive retirement pensions, or a retirement pension complement if at the date of retirement they are members of the Executive Committee. Yet the whole time of service provided is considered to this effect.

4.	The rules governing the rights set out in the preceding paragraphs, will be defined by the Board of Directors and will not enter into force prior to approval by the General Meeting of Shareholders.

Article Twenty-five

The responsibility assumed by each Member of the Board of Directors should be bonded, in any of the ways permitted by law, for the amount of 5,000 euros.

SECTION III

Board of Auditors

Article Twenty-six

1.	The Board of Auditors is composed of three members elected by the General Meeting of Shareholders.

2.	Two substitute members will be elected.

Article Twenty-seven

1.	The members of the Board of Auditors may be shareholders or outsiders. These members of the Board of Auditors are elected by the General Meeting of Shareholders for four-year periods and may be re-elected.

2.	The Chairman of the Board of Auditors will be appointed by the General Meeting of Shareholders.

3.	One of the staff members of the Board of Auditors and one of the substitute members will be certified auditors or a certified auditing company.

Article Twenty-eight

The powers of the Board of Auditors are those established by the law and by these articles of association.

Article Twenty-nine

The remuneration of the Members of the Board of Auditors will be stipulated in accordance with the terms of the Article Twenty-three of these articles of association.

CHAPTER IV

Appropriation of Profits

Article Thirty

1.	Authorised profits for the financial year will be allocated in the following order:

	a.	cover of losses relating to previous years.

	b.	creation or reincorporation of the legal reserve as well as of other reserves required by law.

	c.	payment of the member of the Board of Directors and benefits to the employees, if applicable, as decided at a General Meeting.

	d.	the remaining amount will be used for the creation, reincorporation or reinforcement of reserves not required by law or for dividends to be distributed to the shareholders, as decided at a General Meeting.

2.	The Meeting may reserve a percentage of the profits for the members of the Board of Directors, which cannot exceed the percentage permitted by number 3 of Article Twenty-three, of these Articles of Association.

CHAPTER V

Winding up and Liquidation

Article Thirty-one

The company can only be wound up for reasons established by law.

Article Thirty-two

Once the company has been wound up, it will be liquidated in conformity with the relevant legal provisions.

CHAPTER VI

Final Provisions

The performance of powers by the company’s statutory bodied referred to in these articles of association is subject to notices, authorisations or approvals required by the banking activity special rules.